Exhibit 99.1

INNOVATIVE AEROSYSTEMS

REPORTS SECOND QUARTER FISCAL 2026 RESULTS

Exton, PA, May 14, 2026 – Innovative Solutions & Support, Inc. (Nasdaq: ISSC) dba Innovative Aerosystems and its subsidiaries (“IA”) or the "Company", a leading provider of advanced avionic solutions for commercial, business, and military aviation markets, today announced its fiscal 2026 second quarter financial results for the three-month period ended March 31, 2026.

SECOND QUARTER FISCAL 2026 HIGHLIGHTS

(all comparisons versus the prior year period)

●	Net sales of $22.4 million, +2.0%
●	Gross profit of $11.4 million; gross margin of 51.1%
●	Net Income of $3.4 million, or $0.19 per diluted share
●	Adjusted Net Income(1) of $4.8 million, or $0.26 per diluted share
●	EBITDA(1) of $5.9 million; Adjusted EBITDA(1) of $6.8 million
●	Operating cash flow of $2.3 million, +78%
●	Free cash flow(1) of $0.7 million
●	Ratio of Net Debt to trailing twelve-month Adjusted EBITDA(1) of 1.7x as of March 31, 2026
●	Completed three acquisitions supporting the Company’s growth initiatives

(1) This release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted Net Income Per Share, EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt. Descriptions of these measures and reconciliations of these measures to the most directly comparable GAAP financial measures are provided in the appendix of this release

MANAGEMENT COMMENTARY

“Our positive business momentum carried into the fiscal second quarter, highlighted by significant organic growth in our commercial aerospace and business aviation markets, continued strength in bookings, strong margin realization, and efficient free cash flow conversion,” stated Shahram Askarpour, President and Chief Executive Officer of Innovative Aerosystems.

“In recent months, we’ve completed three acquisitions that, in combination, further expand our base of recurring, high-value aftermarket revenue across legacy and next-generation aviation platforms,” continued Askarpour. “In February, we acquired autopilot product line technology from Moog, serving to expand our flight controls portfolio. In April, we announced two separate asset purchase and licensing agreements with Honeywell that strengthen our integrated cockpit avionics platform, while enhancing our capabilities within aircraft electrical power generation. Together, these transactions are projected to contribute $10 million in annual revenue with a blended gross margin profile of approximately 50%, putting us another step closer to delivering on our $250 million annual revenue target.”

“In the fiscal second quarter of 2026, we shifted our operational mix to commercial aftermarket and business aviation given the anticipated lower F-16 revenues due to the timing of Improved Programmable Display Generator (“IPDG”) required approvals.  As a result, we generated second quarter revenue of $18.9 million from our non-F-16 business, a 69% increase over the prior-year quarter.  This more than offset a $7 million decline in second quarter F-16 revenue versus the comparable period. As previously reported, revenue associated with the F-16 program was abnormally high in the fiscal second quarter of 2025 due to a planned manufacturing transition at our Exton Facility. The more favorable sales mix also resulted in gross margin of 51.1% in the period, above our targeted mid-40% range. Entering the fiscal third quarter, demand across both our defense and commercial end-markets remains strong.”

“We continue to take a disciplined approach to capital allocation, to support profitable growth,” continued Askarpour. “We generated free cash flow of $7.7 million in the first six months of 2026 and more than $13.2 million over the trailing twelve-month period, reflecting improved operating leverage, the benefits of our capital-light model, and our ability to self-fund a greater share of our growth over time. We ended the second quarter with a Net Debt to trailing twelve-month Adjusted EBITDA ratio of 1.7x, up modestly from 1.4x in the year-ago period, after deploying more than $33 million toward strategic investments in the first half of fiscal 2026. We also ended the quarter with $49.8 million of cash and available capacity under our credit facility, providing significant financial flexibility to advance our strategic growth priorities.”

“For the balance of the fiscal year, we expect our business to continue on a favorable growth trajectory, supported by continued strength across our diverse end-markets, momentum in new product launches, targeted investments in accretive, complementary assets that enhance our capabilities and overall value proposition. We remain committed to our strategic priorities, with a focus on maximizing long-term value for our shareholders,” concluded Askarpour.”

SECOND QUARTER FISCAL 2026 PERFORMANCE

Second quarter revenue was $22.4 million, an increase of 2% compared to the same period last year, as strong growth in commercial and business aviation markets was offset by a decline in F-16 revenues from the prior year quarter that occurred as a result of the transition of F-16 manufacturing from Honeywell to the Company’s facility in Exton. F-16 revenues in the second quarter of 2025 were elevated as a result of accelerated deliveries to customers to buffer them from the transition-related manufacturing hiatus, resulting in an atypically lower year-over-year comparison. The Company has completed all certifications and testing relating to the transition of the F-16 manufacturing and expects F-16 manufacturing levels to normalize to support ongoing shipments levels in the third quarter of 2026.

Gross profit was $11.4 million during the second quarter of 2026, an increase of 1.5% when compared to the second quarter of last year. The improvement was driven by revenue growth and a favorable revenue mix within the commercial aftermarket business, partially offset by an unfavorable comparison to last year’s second quarter given the timing of expense recognition related to the F-16 transition. As a result, second quarter 2026 gross margin was 51.1%, a small decrease from 51.4% during the second quarter last year. We expect that growth outside of the F-16 program, along with the contributions of our recently acquired product lines, will result in the Company’s overall gross margin remaining higher than the margins generated by the F-16 program.

Second quarter 2026 operating expenses were $6.5 million, compared to $4.3 million in the second quarter of last year. The increase in operating expenses reflects investments in R&D in support of our growth initiatives, as well as one-time expenses related to the three recent acquisitions.

Net income was $3.4 million, or $0.19 per diluted share during the second quarter, compared to net income of $5.3 million, or $0.30 per share in the second quarter of last year. The effective tax rate was 22.6% during the second quarter, up from 19.2% during the same period last year as a result of our growing business.

Adjusted Net Income was $4.8 million, or $0.26 per diluted share during the second quarter, compared to Adjusted Net Income of $5.7 million, or $0.32 per share in the second quarter of last year.

EBITDA was $5.9 million during the second quarter, down from $7.6 million in the second quarter of last year, reflecting incremental growth investments and one-time acquisition-related costs. Adjusted EBITDA was $6.8 million during the second quarter, down from $7.7 million in the second quarter of last year, due to growth investments and the timing of expense recognition related to the F-16 transition in the prior-year period.

New orders in the second quarter of fiscal 2026 were approximately $24.7 million and backlog as of March 31, 2026 was approximately $87.0 million, up $7.4 million as compared to the prior-year period. Backlog represents the value of contracts and purchase orders, less the revenue recognized to date on those contracts and purchase orders. The backlog includes committed purchases and excludes potential future sole-source production orders from products developed under the Company’s engineering development contracts programs.

BALANCE SHEET, LIQUIDITY, AND FREE CASH FLOW

As of March 31, 2026, Innovative Aerosystems had total debt of $55.1 million. Cash and cash equivalents as of March 31, 2026, were $6.8 million, resulting in net debt of $48.3 million. Net debt increased $22.2 million from the year-ago period, despite over $30 million used for acquisitions and elevated capital expenditures in support of our growth initiatives, reflecting the strong operating results and strong free cash flow generation. As of March 31, 2026, Innovative Aerosystems had total available liquidity of $49.8 million, including cash of $6.8 million and availability of $43 million under its credit line.

Cash flow provided by operations was $10.5 million during the first six months of 2026, compared to $3.1 million in the same period last year. Capital expenditures during the first six months of 2026 were $2.7 million, versus $1.8 million in the year-ago period. As a result, free cash flow was $7.7 million during first half of 2026 versus $1.3 million last year.

SECOND QUARTER FISCAL 2026 RESULTS CONFERENCE CALL

Innovative Aerosystems will host a conference call at 10:00 AM ET on Thursday, May 14, 2026, to discuss the Company’s fiscal 2026 second quarter results.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s website at https://iascorp.com/investor-relations/events-presentation/ and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	1-877-451-6152
International Live:	1-201-389-0879

To listen to a replay of the teleconference, which subsequently will be available through May 28, 2026:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13760101

NON-GAAP FINANCIAL MEASURES

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share (“Adjusted EPS”), Adjusted Net Cash provided by operating activities (“free cash flow”) and net debt are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered substitutes for the GAAP measures net income (for EBITDA, Adjusted EBITDA and Adjusted Net income), net income per share (for Adjusted EPS) or net cash provided by operating activities (for free cash flow), which the Company considers to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, readers should not consider these non-GAAP financial measures in isolation or as substitutes for net income, diluted earnings per share, net cash provided by operating activities or other consolidated income statement data prepared in accordance with GAAP. Other companies in the Company’s industry may define or calculate these non-GAAP financial measures differently than the Company does, and accordingly, these measures may not be comparable to similarly titled measures used by other companies.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. The Company believes EBITDA to be relevant and useful information to its investors because it provides additional information in assessing the Company’s financial operating results. The Company’s management uses EBITDA in evaluating operating performance, ability to service debt, and ability to fund capital expenditures and pay dividends. However, EBITDA has certain limitations in that it does not reflect the impact of certain expenses on the Company’s consolidated statements of income, including interest expense, which is a necessary element of the Company’s costs because the Company has borrowed money in order to finance operations, income tax expense, which is a necessary element of costs because taxes are imposed by law, and depreciation and amortization, which are necessary elements of costs because the Company uses capital assets to generate income. EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, net income or other measures of financial performance prepared in accordance with GAAP. Furthermore, the Company’s definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

The Company defines Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, transaction-related acquisition and integration expenses, and non-recurring items. The Company believes that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to ongoing business performance, and that the presentation of this measure enhances an investor’s understanding of its financial performance.

Adjusted EBITDA has important limitations as analytical tools. For example, Adjusted EBITDA:

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized, which assets may have to be replaced in the future;

•does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	excludes the impact of certain cash charges resulting from matters the Company considers not to be indicative of its ongoing operations;
•	does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt; and

•excludes certain tax payments that may represent a reduction in available cash.

Adjusted Net Income and Adjusted EPS: We believe Adjusted Net Income and Adjusted EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results. These measures represent GAAP net income and diluted net income per share adjusted for the impact of certain items directly related to acquisitions and other non-recurring items. These adjustments include : (I) the amortization of acquired intangibles; (ii) acquisition and integration charges and other non-recurring items; and (iii) the related tax effect. We specifically exclude amortization of acquired intangibles because it is generally a fixed non-cash expense that can be significantly impacted by the timing and/or size of acquisitions and management does not use this measure to evaluate the Company’s core operating results. Although the Company excludes the amortization of acquired intangibles from Adjusted Net Income and Adjusted EPS, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisition accounting and contribute to revenue generation.

Free cash flow is calculated as net cash provided by operating activities less capital expenditures. The Company believes that free cash flow is an important financial measure for use in evaluating financial performance because it measures the Company’s ability to generate additional cash from its business operations.

Net debt is calculated as total debt, excluding debt issuance costs minus cash and cash equivalents, and Leverage Ratio is calculated as Net Debt divided by trailing 12 months Adjusted EBITDA. The Company believes that Net debt and Leverage Ratio are important financial measures for use in measuring the Company’s financial performance relative to its level of debt.

A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is set forth below.

ABOUT INNOVATIVE AEROSYSTEMS

Headquartered in Exton, Pa., Innovative Aerosystems is a U.S.-based company specializing in the engineering, manufacturing, and supply of advanced avionic solutions. Its extensive global product reach and customer base span commercial, business, and military aviation markets, catering to both airframe manufacturers and aftermarket services for fixed-wing and rotorcraft applications. IA offers cutting-edge, cost-effective solutions while maintaining legacy product lines. The company is poised to leverage its experience to create growth opportunities in next-generation navigation systems, advanced flight deck and special mission displays, precise air data instrumentation, autothrottles, flight control computers, mission computers and software based situational awareness targeting autonomous flight. Supported by a robust portfolio of patents and the highest aircraft certification standards, IA is at the forefront of meeting the aerospace industry's demand for more sophisticated and technologically advanced products. For more information, please visit us at www.iascorp.com.

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In this press release, the words “anticipates,” “believes,” “may,” “will,” “estimates,” “continues,” “intends,” “forecasts,” “expects,” “plans,” “could,” “should,” “would,” “is likely,” “projected,” “might,” “potential,” “preliminary,” “provisionally,” references to “fiscal year 2026,” “guidance” “positioning” or “drivers” for fiscal 2026 and thereafter and “long term” or “longer-term” targets and “next phase of growth” information, and similar expressions, as they relate to the business or to its management, are intended to identify forward-looking statements, but they are not exclusive means of identifying them. All forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements about: future revenue; financial performance and profitability; future business opportunities; the integration of the Honeywell product lines, including statements regarding the ongoing integration; plans to grow organically through new product development and related market expansion, as well as via acquisitions; the expansion of the Exton facility; and the timing of long-term programs remaining in production and continuing to generate future sales. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the Company’s ability to efficiently integrate acquired and licensed product lines, including the Honeywell product lines, into its operations; a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; market acceptance and demand for our products and programs; and other factors that generally affect the economic and business environments in which the Company operates. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2025, as amended, and subsequent reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

ISSC@val-adv.com

INNOVATIVE SOLUTIONS AND SUPPORT, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	September 30,
	2026	2025

ASSETS
Current assets
Cash and cash equivalents	$6,764,157	$2,693,595
Accounts receivable	13,188,080	12,956,476
Contract assets	1,655,807	5,320,353
Inventories	28,067,469	25,802,181
Prepaid inventory	—	2,562,297
Prepaid expenses and other current assets	3,541,373	1,392,398

Total current assets	53,216,886	50,727,300

Goodwill	15,773,104	6,703,104
Intangible assets, net	46,944,050	23,582,615
Property and equipment, net	20,722,377	18,804,536
Deferred income taxes	939,192	2,824,132
Other assets	670,833	718,466

Total assets	$138,266,442	$103,360,153

LIABILITIES AND SHAREHOLDERS’ EQUITY	

Current liabilities	
Current portion of long-term debt, net	$5,641,501	$2,438,802
Accounts payable	4,487,502	3,578,411
Accrued expenses	4,128,653	8,161,967
Contract liabilities	2,220,944	2,481,929

Total current liabilities	16,478,600	16,661,109

Long-term debt, net	49,279,407	21,700,005
Other liabilities	396,497	396,497

Total liabilities	66,154,504	38,757,611

Total shareholders’ equity	72,111,938	64,602,542

Total liabilities and shareholders’ equity	$138,266,442	$103,360,153

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net Sales:
Product	$14,310,928	$13,180,032	$27,875,059	$23,164,266
Services	8,054,101	8,756,182	16,297,053	14,740,677
Total net sales	22,365,029	21,936,214	44,172,112	37,904,943

Cost of sales:
Product	7,216,013	5,275,918	13,849,386	11,538,608
Services	3,714,031	5,393,073	7,003,471	8,488,655
Total cost of sales	10,930,044	10,668,991	20,852,857	20,027,263

Gross profit	11,434,985	11,267,223	23,319,255	17,877,680

Operating expenses:
Research and development	1,789,348	867,228	3,116,963	1,974,964
Selling, general and administrative	4,702,222	3,415,675	8,966,471	7,574,578
Total operating expenses	6,491,570	4,282,903	12,083,434	9,549,542

Operating income	4,943,415	6,984,320	11,235,821	8,328,138

Interest expense	(508,860)	(387,318)	(1,004,931)	(814,467)
Interest income	3,705	4,628	7,823	9,878
Other income	—	—	64,100	6
Income before income taxes	4,438,260	6,601,630	10,302,813	7,523,555

Income tax expense	1,004,168	1,265,288	2,809,658	1,451,021

Net income	$3,434,092	$5,336,342	$7,493,155	$6,072,534

Net income per common share:
Basic	$0.19	$0.30	$0.42	$0.35
Diluted	$0.19	$0.30	$0.41	$0.34

Weighted average shares outstanding:
Basic	17,801,685	17,548,844	17,747,927	17,531,328
Diluted	18,302,283	17,643,994	18,182,892	17,613,686

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net Income	$3,434,092	$5,336,342	$7,493,155	$6,072,534
Income tax expense	1,004,168	1,265,288	2,809,658	1,451,021
Interest expense	508,860	387,318	1,004,931	814,467
Depreciation and amortization	966,212	637,566	1,991,587	2,004,641
EBITDA	$5,913,332	$7,626,514	$13,299,331	$10,342,663
Acquisition related costs	777,156	90,230	800,460	347,780
Other strategic initiatives	65,589	—	74,937	104,977
Adjusted EBITDA	$6,757,076	$7,716,744	$14,174,727	$10,795,420

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
EBITDA Margin *	26%	35%	30%	27%
Adjusted EBITDA Margin **	30%	35%	32%	29%

* EBITDA Margin is defined as EBITDA divided by total revenue

** Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue

Reconciliation - GAAP Net Income and GAAP income per share to Adjusted Net Income and Adjusted EPS

	Three Months Ended March 31,
	2026		2025
(Unaudited)	Amount	Per Share	Amount	Per Share
GAAP net income and EPS	$3,434,092	$0.19	$5,336,342	$0.30
Amortization of acquired Intangibles	966,212	0.05	365,882	0.02
Acquisition related costs	777,156	0.04	90,230	0.01
Other strategic initiatives	66,589	—	—	0.00
Tax impact of adjustments*	(490,507)	(0.02)	(91,888)	(0.01)
Adjusted Net Income and Adjusted EPS*	$4,834,541	$0.26	$5,700,566	$0.32

*The blended effective tax rates were approximately 22.6% and 19.2% for the six months ended March 31, 2026 and 2025, respectively.

	Three Months Ended March 31,
	2026	2025
Weighted average shares outstanding
Basic	17,801,685	17,548,844
Diluted	18,302,283	17,643,994

Reconciliation - GAAP Net Income and GAAP income per share to Adjusted Net Income and Adjusted EPS

	Six Months Ended March 31,
	2026				2025
(Unaudited)	Amount		Per Share		Amount	Per Share
GAAP net income and EPS	$7,493,155			$0.42	$6,072,534	$0.34
Amortization of acquired Intangibles	1,991,587			0.11	1,110,158	0.06
Acquisition related costs	800,460			0.04	347,780	0.02
Other strategic initiatives	74,937			—	104,977	0.01
Tax impact of adjustments*	(648,663)			(0.04)	(1,261,491)	(0.07)
Adjusted Net Income and Adjusted EPS*	$9,711,476		~~$~~	0.27	$6,373,958	$0.36

*The blended effective tax rates were approximately 27.3% and 19.3% for the six months ended March 31, 2026 and 2025, respectively.

	Six Months Ended March 31,
	2026	2025
Weighted average shares outstanding
Basic	17,747,927	17,531,328
Diluted	18,182,892	17,613,686

Free Cash Flow

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Operating Cashflow	$2,291,339	$1,287,906	$10,450,931	$3,129,364
Capital Expenditures	1,624,502	1,555,651	2,734,392	1,817,015
Free Cashflow	$666,837	$(267,745)	$7,716,536	$1,312,349

Net Debt

	As of March 31,
	2026	2025
Total Debt*	$55,125,000	$27,401,323
Cash	6,764,157	1,225,648
Net Debt*	$48,360,843	$26,175,675

* Excludes capitalized debt fees

Leverage Ratio

	As of March 31,
	2026	2025
Net Debt	$48,360,843	$26,175,675
Divided by trailing twelve months Adjusted EBITDA	28,214,269	19,502,022
Leverage Ratio**	1.7x	1.4x

** Leverage Ratio is calculated as Net Debt divided by trailing 12 months Adjusted EBITDA